Exhibit 99.1

One Liberty Properties, Inc. Investor Relations Phone: (516) 466-3100 www.onelibertyproperties.com

FOR IMMEDIATE RELEASE

ONE LIBERTY PROPERTIES, INC. REPORTS SECOND QUARTER 2010 RESULTS

~ Generates FFO of $0.40 per Diluted Share ~
~ Occupancy Remains Strong at 98.5% ~

GREAT NECK, New York, August 5, 2010 — One Liberty Properties, Inc.  (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, office and other properties under long term leases in the United States, today announced operating results for the three and six months ended June 30, 2010.

Second Quarter 2010 Highlights

•	Increased rental income by 9.6% to $10.6 million quarter over quarter

•	Completed the acquisition of two properties

•	Declared a quarterly cash dividend of $0.30 per share

•	Reinstated the DRIP program

Patrick J. Callan, Jr. President and Chief Executive Officer of the Company stated, “We have increased our rental income this quarter through selective acquisitions this year.  Each of the properties acquired is characterized by a long term lease with contractual increases, providing both visibility and embedded growth to our income stream.  These transactions mark One Liberty’s return to the acquisitions arena after stepping away during 2009.  We believe that the current market is offering a number of opportunities and we expect to continue to add to the acquisitions that we have completed thus far in 2010.”

Operating Results:
Rental income for the three months ended June 30, 2010 was $10.6 million compared to $9.7 million for the three months ended June 30, 2009.  Rental income increases were due to the effect of acquisitions, as well as increased revenues associated with lease revisions within the existing portfolio.  Total revenues for the three months ended June 30, 2010 were $10.6 million as compared to $11.5 million in June 30, 2009, which included a $1.8 million lease termination fee.

Total operating expenses for the three months ended June 30, 2010 were $4.8 million compared to $4.0 million for the three months ended June 30, 2009.  The roughly $800,000 increase was attributed to a $340,000 increase in real estate expenses related primarily to the inclusion of expenses from a community shopping center purchased in the first quarter 2010; a $311,000 increase in general and administrative expenses related in part to costs associated with financing activities; and $168,000 in real estate acquisitions costs.

One Liberty Properties achieved $2.4 million of net income for the quarter ended June 30, 2010 or $0.21 per diluted share versus $4.4 million and $0.41 per diluted share of net income, respectively, for the year ago period. The $1.8 million lease termination fee represented income of $0.17 per diluted share in the 2009 period.  The Company generated Funds from Operations (“FFO”) of $4.5 million or $0.40 per diluted share for the quarter ended June 30, 2010 as compared to $6.9 million or $0.64 per diluted share in the year ago period. Also impacting the per share results was the higher share count year-over-year that represented $0.01 of net income per diluted share and $0.02 of FFO per diluted share.

The following tables outline the Company’s FFO for the three and six months ended June 30, 2010 and 2009 and provide a reconciliation of (i) net income presented in accordance with generally accepted accounting principles (“GAAP”) to FFO and (ii) net income per diluted share, presented in accordance with GAAP, to FFO per diluted share, for each period presented (amounts shown in thousands, except share data - unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income to Funds from Operations:	2010	2009	2010	2009

Net Income	$2,399	$4,443	$4,820	$7,096
Add:
Depreciation of properties	2,148	2,334	4,274	4,692
OLP share of depreciation in unconsolidated joint ventures	78	81	158	162
Amortization of capitalized leasing expenses	8	17	17	35
Deduct: OLP share of net gain on sale in unconsolidated joint venture	(107)	-	(107)	-

Funds from operations	$4,526	$6,875	$9,162	$11,985

Reconciliation of Net Income Per Diluted Share to Funds from Operations Per Diluted Share:

Net Income
Add:	$0.21	$0.41	$0.42	$0.67
Depreciation of properties	0.19	0.22	0.37	0.45
OLP share of depreciation in unconsolidated joint ventures	0.01	0.01	0.02	0.02
Amortization of capitalized leasing expenses	-	-	-	-
Deduct: OLP share of net gain on sale in unconsolidated joint venture	(0.01)	-	(0.01)	-

Funds from operations	$0.40	$0.64	$0.80	$1.14

Weighted Average Diluted Shares	11,453	10,751	11,453	10,515

Balance Sheet:

During the quarter, the Company extended the availability of its revolving line of credit until March 31, 2012.  Under the agreement, borrowings were reduced to $40 million from $62.5 million; the interest rate was increased to the greater of (i) 90 day LIBOR plus 3% or (ii) 6% per annum, with an unused facility fee of  1/4%. At June 30, 2010 there was $27.0 million outstanding under this line.

Acquisitions and Dispositions:

On April 28, 2010, the Company acquired a 6,000 square foot retail property in Monroeville, Pennsylvania, a suburb of Pittsburgh, leased by a Men’s Wearhouse pursuant to a long term net lease. The purchase price was approximately $1.3 million, including $300,000 of contracted building improvements.

On the last day of the quarter, the Company completed the acquisition of an 88,000 square foot retail department store situated on 7.47 acres in Kansas City, Missouri for an all-cash purchase price of $8.95 million.  The property is net leased to Kohl’s Department Stores, Inc. through January 31, 2025 (with tenant options to extend) and is located in the Wilshire Plaza Shopping Center.

On April 30, 2010, one of the Company’s unconsolidated joint ventures sold its only property for $3.2 million, net of closing costs.  The sale resulted in a gain to the Company of $107,000.

Dividend:

During the quarter, the Company’s board of directors declared a cash dividend of $0.30 per share on the common stock of the Company.  The dividend was paid on July 7, 2010 to stockholders of record at the close of business on June 28, 2010.  Based on the quarter’s FFO per diluted share of $0.40, the current quarterly dividend represents a payout ratio of 75%.

On June 18, 2010, the Company announced that it had reinstated its Dividend Reinvestment Plan pursuant to which stockholders will again be able to reinvest all, or a portion of their cash dividend in the Company’s stock at a five percent discount to market, pricing consistent with pre-suspension discount levels.

Subsequent Events:

On July 14, 2010, the Company sold a vacant property for $1.1 million and will realize a gain of approximately $147,000.

On July 30, 2010, the Company acquired three Wendy’s Old Fashioned hamburger fast food restaurants located in Pennsylvania in a sale/leaseback transaction for $3.84 million.  The lease has an initial 20 year term with a nine year renewal option.

Outlook:

The Company affirms its estimate for FFO per diluted share for the year will be between $1.55 and $1.64.  The Company’s estimate is forward-looking and based on management’s view of current and future market conditions.  The Company’s actual result may differ materially from this estimate.

Non-GAAP Financial Measures:

We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time.  In fact, real estate values have historically risen and fallen with market conditions.  As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP.  You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders.  FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

Forward-Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2009.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty:

ONE LIBERTY PROPERTIES, INC. is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in December 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Substantially all of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Rental income - Note 1	$10,642	$9,706	$20,717	$19,506
Lease termination fee	-	1,784	-	1,784
Total revenues	10,642	11,490	20,717	21,290

Operating expenses:
Depreciation and amortization	2,151	2,154	4,279	4,270
General and administrative	1,913	1,602	3,566	3,252
Real estate acquisition costs	168	-	514	-
Real estate expenses	485	145	665	303
Leasehold rent	77	77	154	154
Total operating expenses	4,794	3,978	9,178	7,979

Operating income	5,848	7,512	11,539	13,311

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	128	149	253	308
Gain on disposition of real estate held by unconsolidated joint venture	107	-	107	-
Other income, including realized gain on sale of available-for-sale
securities and interest income	174	179	225	207
Interest:
Expense	(3,745)	(3,424)	(7,067)	(6,850)
Amortization of deferred financing costs	(150)	(146)	(292)	(402)

Income from continuing operations	2,362	4,270	4,765	6,574

Discontinued operations:
Income from operations - Note 2	37	173	55	751
Impairment charge on property sold at a loss	-	-	-	(229)
Income from discontinued operations	37	173	55	522

Net income	$2,399	$4,443	$4,820	$7,096

Net income per common share - diluted:
Income from continuing operations	$0.21	$0.40	$0.42	$0.63
Income from discontinued operations	-	0.01	-	0.04
Net income per common share	$0.21	$0.41	$0.42	$0.67

Funds from operations - Note 3	$4,526	$6,875	$9,162	$11,985

Funds from operations per common share-diluted - Note 4	$0.40	$0.64	$0.80	$1.14

Weighted average number of common shares outstanding:
Basic	11,453	10,488	11,424	10,327
Diluted	11,453	10,751	11,453	10,515

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $870 and $435 for the six and three months ended June 30, 2010 and $363 and $108 for the six and three months ended June 30, 2009, respectively.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $3 and $45 for the six and three months ended June 30, 2009. The six and three months ended June 30, 2010 did not include any such income.

Note 3 - Funds from operations is summarized in the following table:
Net income	$2,399	$4,443	$4,820	$7,096
Add: depreciation of properties	2,148	2,334	4,274	4,692
Add: our share of depreciation in unconsolidated joint ventures	78	81	158	162
Add: amortization of capitalized leasing expenses	8	17	17	35
Deduct: our share of net gain on sale in unconsolidated joint ventures	(107)	-	(107)	-

Funds from operations (a)	$4,526	$6,875	$9,162	$11,985

Note 4 - Funds from operations per common share is summarized in the following table:
Net income	$0.21	$0.41	$0.42	$0.67
Add: depreciation of properties	0.19	0.22	0.37	0.45
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.02	0.02
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: our share of net gain on sale in unconsolidated joint ventures	(0.01)	-	(0.01)	-

Funds from operations per common share-diluted (a)	$0.40	$0.64	$0.80	$1.14

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	June 30,	December 31,
	2010	2009
ASSETS
Real estate investments, net	$373,544	$344,738
Property held for sale	942	955
Investment in unconsolidated joint ventures	5,968	5,839
Cash and cash equivalents	18,482	28,036
Available for sale securities (including $3,999 treasury bills at 12/31/09)	729	6,762
Unbilled rent receivable	11,586	10,706
Unamortized intangible lease assets	7,829	7,157
Other assets	6,355	4,493
Total assets	$425,435	$408,686

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages payable	$205,816	$190,518
Line of credit	27,000	27,000
Unamortized intangible lease liabilities	4,986	4,827
Other liabilities	7,476	6,213
Total liabilities	245,278	228,558

Stockholders' equity	180,157	180,128
Total liabilities and stockholders' equity	$425,435	$408,686

[Missing Graphic Reference]